Exhibit 10.6

September 23, 2019
Paul Saleh
2219 Aryness Drive
Vienna, VA 22181

Dear Paul,
This letter sets forth the terms of your retention agreement with DXC Technology Company (the “Company”) subject to DXC Board Approval.

1.
If you remain employed with the Company through May 1, 2020 (the “First Retention Date”), then, on or as soon as administratively practicable (but in any event within 30 days) after the First Retention Date, the Company will pay you a cash lump sum in the amount of $2,000,000, less applicable tax withholdings (the “First Retention Payment”). In addition, if you remain employed with the Company through November 1, 2020 (the “Second Retention Date”), then on or as soon as administratively practicable (but in any event within 30 days) after the Second Retention Date, the Company will pay you an additional cash lump sum in the amount of $1,000,000, less applicable tax withholdings (together with the First Retention Payment, the “Total Retention Payment”). If the Company terminates your employment prior to the Second Retention Date without Cause, and provided you sign and do not revoke a general release of claims on a form to be provided by the Company, then the Company will pay you any portion of the Total Retention Payment that has not yet been paid to you on or as soon as administratively practicable (but in any event within 30 days) after the date of termination of your employment with the Company (your “Termination Date”).

2.
If you remain employed with the Company through the Second Retention Date, then, upon any termination of your employment with the Company on or after the Second Retention Date, other than termination by the Company for Cause, any Covered Equity Awards (as defined below) which you own as of the Second Retention Date and which do not otherwise vest upon such termination in accordance with their terms will continue to vest after your Termination Date, on the same vesting dates and in accordance with the same terms and conditions as though you had continued to remain employed with the Company.

“Covered Equity Awards” means any (i) outstanding PSUs granted to you under the Company’s 2017 Omnibus Incentive Plan (or any successor thereto) (the “Plan”), as to which at least one (1) year in the applicable performance period has or will have elapsed as of the Second Retention Date; and (ii) outstanding time-based restricted stock units (RSUs) granted to you under the Plan, as to which at least one (1) year in the applicable vesting period has or will have elapsed as of the Second Retention Date. Any other equity or equity-based incentive awards you own as to which at least one year in the applicable performance or vesting period has not or will not have elapsed as of the Second Retention Date will not be Covered Equity Awards and will be governed by their respective terms, without regard to the special vesting terms set forth in this letter.

Exhibit 10.6

3.
If the Company terminates your employment prior to the Second Retention Date without Cause, and provided you sign and do not revoke a general release of claims on a form to be provided by the Company, then, in addition to any amounts to which you may be entitled to under paragraph 1 above, (i) any Covered Equity Awards which you own as of your Termination Date and which do not otherwise vest upon such termination in accordance with their terms will be treated as described in paragraph 2; (ii) the Company will pay you, as soon as administratively practicable but in any event within 30 days after your Termination Date, a lump sum cash payment, less applicable withholding taxes, equal to your monthly base salary rate as in effect as of your Termination Date multiplied by 12 or the number of whole months remaining between your Termination Date and the Second Retention Date if less; (iii) you will remain eligible to receive a non-prorated annual bonus for the fiscal year in which your Termination Date occurs, on the same terms and subject to achievement of the applicable performance goals for such year, as though you had continued to remain employed through the end of such year; and (iv) if you elect to continue coverage under the Company’s group health (medical or dental) plan under COBRA, the Company will reimburse you for up to 12 months of your applicable COBRA premiums.

Notwithstanding the foregoing, if such termination occurs during the period you are covered under the Company’s Severance Plan for Senior Management and Key Employees (the “Severance Plan”), you will receive the greater of the severance benefits under the Severance Plan or the severance benefits described above (but not both).

4.
For purposes hereof, “Cause” shall mean: (A) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (B) conviction of a felony involving a crime of moral turpitude; (C) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or (D) substantial and willful failure to render services in accordance with the terms of your employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (X) a demand for performance of services has been delivered to you in writing by the CEO at least 60 days prior to termination identifying the manner in which the CEO believes that you have failed to perform and (Y) you have thereafter failed to remedy such failure to perform.

5.
You may resign your employment with the Company for any reason (or no reason) prior to the Second Retention Date, provided you give the Company a minimum of six months’ advance written notice. The Company may waive the notice period and deem your termination of employment effective as of any earlier date in its sole discretion, and you will not be entitled to any further compensation or benefits from the Company after your Termination Date other than those that may be provided in any other agreements between you and the Company or any Company plans in which you participate, in accordance with the terms thereof.

6.
The Company may terminate your employment with or without Cause prior to the Second Retention Date, provided that, if it terminates your employment without Cause, it gives you a minimum number of months’ advance notice equal to the lesser of the number of months remaining between the date of such notice and the Second Retention Date or 12 months. In lieu of such notice period, the Company may terminate your employment effective as of any earlier date, provided it pays you (in addition to any other benefits you may be entitled to receive

Exhibit 10.6

hereunder or under any other arrangement with the Company) the value of the compensation and benefits you would have otherwise been entitled to receive had your employment continued for the remainder of such notice period, in a lump sum cash payment on or as soon as administratively practicable (but in any event within 30 days) after your Termination Date.

7.
Nothing herein shall restrict the parties from negotiating and agreeing to new terms of employment that may supersede the terms of this Paragraph 7 for periods after the Second Retention Date. Following the Second Retention Date, your employment will be “at will” and may be terminated at any time, for any reason (or no reason) by either you or the Company, without regard to the notice periods described in paragraphs 5 or 6 above.

8.
You agree and acknowledge that this letter agreement contains the entire agreement between you and the Company regarding the subject matter hereof and may not be changed or modified except in writing by you and an authorized representative of the Company.

Paul, if this letter accurately sets forth the terms of your retention agreement, please sign below and return this agreement to me.

Sincerely yours,

/s/ Michael Salvino
Michael Salvino
Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Paul Saleh
Paul Saleh

Date:    Sept 23, 2019______